State of Delaware
Secretary of State
Division of Corporations
Delivered 05:15 PM 10/07/2005
FILED 05:15 PM 10/07/2005
SRV 050824903 — 3390467 FILE
CERTIFICATE OF MERGER
OF
VICTORY ACQUISITION CORP.
MERGING
WITH AND INTO
VIALTA, INC.

Pursuant to Section 251 of the General Corporation Law of the State of Delaware (the “GCL”)

     The undersigned corporation organized and existing under the laws of the State of Delaware DOES HEREBY CERTIFY that:
FIRST:  The name and state of incorporation of each of the constituent corporations in the merger are as follows:

NAME	STATE OF INCORPORATION
Vialta, Inc.	Delaware
Victory Acquisition Corp.	Delaware
SECOND:   An Agreement and Plan of Reorganization, dated as of March 28, 2005, by and between Victory Acquisition Corp. and Vialta, Inc., as amended (the “Merger Agreement”), has been approved, adopted, certified, executed, and acknowledged by each of the constituent corporations in accordance with Section 251 of the GCL.
THIRD:   The name of the surviving corporation is Vialta, Inc.
FOURTH:   The Certificate of Incorporation of the surviving corporation shall be amended to read as set forth in Exhibit A hereto and, as so amended, shall be the Certificate of Incorporation of the surviving corporation.
FIFTH:   The executed Merger Agreement is on file at the principal place of business of the surviving corporation, which is:
Vialta, Inc.
48461 Fremont Blvd.
Fremont, California 94538
SIXTH:   A copy of the Merger Agreement will be furnished by Vialta, Inc., on request and without cost, to any stockholder of any constituent corporation.
SEVENTH:   This Certificate of Merger will be effective upon filing.
[Signatures on Next Page]

     IN WITNESS WHEREOF, Vialta, Inc. has caused this certificate to be executed by a duly authorized officer on the 7 day of October, 2005.

VIALTA, INC.
By:	/s/ Didier Pietri
Name:	Didier Pietri
Title:	Chief Executive Officer

Exhibit A
RESTATED CERTIFICATE OF INCORPORATION
OF
VIALTA, INC.
ARTICLE I
     The name of the corporation is Vialta, Inc.
ARTICLE II
     The address of the registered office of the corporation in the State of Delaware is 3500 South Dupont Highway, City of Dover, County of Kent, DE 19901. The name of its registered agent at that address is Incorporating Services, Ltd.
ARTICLE III
     The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.
ARTICLE IV
     The total number of shares of stock which the corporation has authority to issue is Fifty Million (50,000,000) shares, all of which shall be Common Stock, $0.0001 par value per share.
ARTICLE V
     The Board of Directors of the corporation shall have the power to adopt, amend or repeal Bylaws of the corporation.
ARTICLE VI
     Election of directors need not be by written ballot unless the Bylaws of the corporation shall so provide.
ARTICLE VII
     To the fullest extent permitted by law, no director of the corporation shall be personally liable for monetary damages for breach of fiduciary duty as a director. Without limiting the effect of the preceding sentence, if the Delaware General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.
     Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of this Restated Certificate of Incorporation inconsistent with this Article VII, shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director of the corporation existing at the time of such amendment, repeal or adoption of such an inconsistent provision.
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